                                                              Exhibit 99.(a)(5)

                         PRUDENTIAL MUNICIPAL BOND FUND

                           Certificate of Amendment of
                              Declaration of Trust

     The undersigned, being the duly elected Secretary of PRUDENTIAL MUNICIPAL BOND FUND, a trust with transferable shares under Massachusetts law (the "Trust"), established under a Declaration of Trust dated November 3, 1986, as amended and restated by an Amended and Restated Declaration of Trust dated August 16, 1994 (as so amended and restated, the "Declaration"), DO HEREBY CERTIFY, that the Trustees of the Trust, acting pursuant to Section 9.3 of the Declaration, by vote duly adopted at a meeting of the Trustees, duly called and held, at which a quorum was present and acting, have amended Section 1.1 and
Section 1.2(q) of the Declaration effective as of July 7, 2003 to read as follows:

          "SECTION 1.1 NAME. The name of the Trust created hereby is Dryden Municipal Bond Fund."

          "SECTION 1.2 DEFINITIONS. Whenever they are used herein, the following terms have the following respective meaning:

          (q) "Trust" means the Dryden Municipal Bond Fund."

     IN WITNESS WHEREOF, I have hereunto set my hand and the seal of the Trust, this 18th day of June, 2003.


                                        /s/Deborah A. Docs
                                        ------------------
                                        Deborah A. Docs
                                        Secretary

[Trust Seal]

STATE OF New Jersey)
                               )        ss.:
COUNTY OF Essex)

     Then personally came before me the above Deborah A. Docs, Secretary, who acknowledged the foregoing instrument to her free act and deed, this 18th day of June, 2003.


                                        /s/Floyd L. Hoelscher
                                        Notary Public


                                        My Commission Expires: 10/23/07

[Notary Seal]